COLUMBIA FINANCIAL, INC.
RECEIVES REGULATORY APPROVALS FOR
THE ACQUISITION OF FREEHOLD BANK

Fair Lawn, New Jersey, November 24, 2021 — Columbia Bank MHC, Columbia Financial, Inc. (Nasdaq: CLBK) (the “Company”) and Columbia Bank (collectively, “Columbia”) today announced that Columbia and Freehold MHC, Freehold Bancorp and Freehold Bank (collectively, “Freehold”) have received the requisite regulatory approvals from the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency and the New Jersey Department of Banking and Insurance necessary to complete Columbia’s acquisition of Freehold.

The transaction is expected to close on December 1, 2021 and is subject to customary closing conditions.

About Columbia Financial, Inc.

Columbia Financial, Inc. is a Delaware corporation organized as the mid-tier stock holding company of Columbia Bank. The Company is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey. The Bank offers traditional financial services to consumers and businesses in our market areas through its 61 full-service banking offices.

Forward-Looking Statements

This press release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on the Company’s current expectations, estimates and projections about future events. The following factors, among others, could cause actual results to differ materially from the anticipated results expressed in the forward-looking statements: (i) the businesses of Columbia and Freehold may not be combined successfully, or such combination may take longer than expected; (ii) the cost savings from the merger may not be fully realized or may take longer than expected to be realized; (iii) operating costs, customer loss and business disruption following the merger may be greater than expected; (iv) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger or otherwise; (v) the interest rate environment may further compress margins and adversely affect net interest income; (vi) the risks associated with continued diversification of assets and adverse changes to credit quality; (vii) changes in legislation, regulations and policies; and (viii) the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Columbia’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K) filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet website (www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Columbia or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.